Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-41853, 33-72560, 333-75501, 333-86777, 333-65092, 333-73284, 333-103976, 333-118046 and 333-129617) on Form S-8 and in the registration statements (Nos. 333-114794, 333-86675 and 333-32512) on Form S-3 of Safeguard Scientifics, Inc. and subsidiaries of our reports dated March 27, 2007, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Safeguard Scientifics, Inc.
Our report with respect to the consolidated financial statements of Safeguard Scientifics, Inc. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 contains an explanatory paragraph regarding the adoption of SFAS No. 123R, “Share-Based Payments,” on January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 27, 2007